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                                                                    Exhibit 10.1

               [LETTER HEAD OF WEBB INTERACTIVE SERVICES, INC.]

                               December 14, 2001


Castle Creek Technology Partners, LLC
111 West Jackson Blvd., Suite 2020
Chicago, Illinois 60604

Attn: Thomas A. Frei,
      Managing Director

      Re: Conversion and Exchange of shares of Series B-2 Convertible Preferred Stock of Webb Interactive Services, Inc. (the "Series B-2 Preferred Stock") currently held by Castle Creek Technology Partners, LLC ("CC")

Gentlemen:

      Upon acceptance of this letter agreement CC will deliver to Webb Interactive Services, Inc. (the "Company") 200.205 shares of the Series B-2 Preferred Stock held by CC against delivery of 350,205 shares of the Company's common stock, no par value ("Common Stock") in exchange for such shares of Series B-2 Preferred Stock and the Company agrees to deliver such 350,205 shares of Common Stock against such delivery by CC.

      CC agrees to convert 250 shares of the Series B-2 Preferred Stock into 100,000 shares of the Common Stock in accordance with the terms of the Series B-2 Preferred Stock and to deliver its conversion notice to effect such conversion with its acknowledgment and agreement to this letter agreement.

      The Company hereby represents and warrants that all of the shares of
Common Stock to be issued upon exchange and conversion of the Series B-2 Preferred Stock will be, upon such conversion or exchange, duly and validly issued, fully paid and non-assessable and free from all taxes, liens, claims and encumbrances (other than liens, claims and encumbrances placed thereon by Castle Creek or by persons claiming by, through or under Castle Creek) and will not be subject to preemptive rights or other similar rights of stockholders of the Company. The Company further represents and warrants that no further corporate authorization or approval is required with respect to the issuance of the shares of Common Stock issuable upon conversion and exchange of the Series B-2
Preferred Stock.
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          CC hereby agrees that notwithstanding the fact that the issuance to CC of shares of Common Stock in exchange for Series B-2 Preferred Stock requires adjustments to the conversion prices and exercise prices of the Company's 10% Convertible Promissory Notes, its Series B-2 Preferred Stock, its Series C-1 Convertible Preferred Stock and all warrants issued by the Company and held by CC (collectively, the "Outstanding Securities"), that the conversion prices and exercise prices of the Outstanding Securities will not be adjusted to account for such issuance in exchange for shares of Series B-2 Preferred Stock. CC hereby agrees that it will not transfer any of the Outstanding Securities to any party unless that party agrees that the conversion prices and exercise prices of the Outstanding Securities transferred to that party have not been and will not be adjusted to account for such issuance in exchange for shares of Series B-2 Preferred Stock.

          The Company has not made the payment to Castle Creek for late registration penalties that came due at the end of last week. CC has provided notice of the material breach by the Company of its obligations to CC under the registration rights agreement entered into in connection with the Series C-1 shares resulting from such breach in a letter dated December 11, 2001. The Company agrees to pay on or prior to January 31, 2002 (a) all late registration penalties due under the registration rights agreement and (b) the interest payment due at December 31, 2001 on the Company's 10% Convertible Promissory Notes. CC agrees that, upon receipt of the 450,205 shares of Common Stock to be issued upon the conversion and exchange of 450.205 shares of Series B-2 Preferred Stock by CC in accordance with this letter agreement on or before Monday, December 17, 2001, the notice of breach contained in its letter dated December 11, 2001 to the Company shall be deemed rescinded and of no further force or effect, without prejudice to its right to provide such notice in the event the Company fails to pay the late registration penalties on or prior to January 31, 2002. CC agrees that, so long as no other breach, default or event of default shall occur under the Outstanding Securities (other than failure to timely pay the interest payment due on the Company's 10% Promissory Notes on December 31, 2001), until January 31, 2002, CC shall refrain from exercising its right to exercise remedies available to it as a result of failure by the Company to make the interest payment due on the 10% Convertible Promissory Notes on December 31, 2001.

          Notwithstanding the preceding rescission of notice and grant of forbearance, however, the Company understands, acknowledges and agrees that (a) CC has not waived, and is not by this agreement waiving, any other default under the registration rights agreement or any of the Outstanding Securities; (b) neither CC's rescission of notice nor CC's forbearance pursuant to this agreement shall be construed to be, or result in, a waiver, suspension or modification of any of CC's rights or remedies under the registration rights agreement or any of the Outstanding Securities, except as expressly provided in the immediately preceding paragraph; and (c) the period of forbearance from exercising rights available as a result of failure to make the interest payment due December 31, 2001 will expire automatically and without notice immediately upon the occurrence, at any time on or prior to January 31, 2002, of any breach, default or event of default on the part of the Company under this agreement or any further or other breach,
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default or event of default on the part of the Company under any of the
Outstanding Securities.

     This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                                Sincerely,

                                WEBB INTERACTIVE SERVICES, INC.


                                By: /s/ William R. Cullen
                                    ---------------------
                                    Name: William  R. Cullen
                                    Its:  Chief Executive Officer


Acknowledged and Agreed this
14th day of December, 2001.


CASTLE CREEK TECHNOLOGY PARTNERS LLC
By:  Castle Creek Partners, LLC
Its: Investment Manager

     By:   /s/ Thomas A. Frei
           ------------------
     Name: Thomas A. Frei
     Its:  Managing Director